Exhibit 4.02

KANSAS SECRETARY OF STATE

Corporate Certificate of Correction

1. Name of the corporation:

Brooke Corporation

2. State of Incorporation: Kansas

3. Specify the document and the inaccuracy that is to be corrected:

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF 13% PERPETUAL CONVERTIBLE PREFERRED STOCK SERIES 2006

4. Set forth the portion of the document in its corrected form:

In section 2(a)(xvi) the definition of “Discount Rate” shall be deleted in its entirety and inserted in lieu thereof the following:

“Discount Amount” means, on a per Converted Preferred Share basis, (1) the product of (x) the result of the following formula: twelve and one-half percent (12.5%), (y) (N/365) and (z) the Stated Value (such product, the “Pre-Tax Discount Amount”) minus (2) the total amount of any income, withholding or other taxes paid by Holder in connection with such Pre-Tax Discount Amount; provided, that, to the extent such taxes are not withheld by the Company, Holder shall provide reasonable proof to the Company of any such tax payments or a certification with respect thereto. For purposes of the calculation of the Discount Amount, “N” means the number of days from, but excluding, the applicable Conversion Date through and including the second (2nd) anniversary of the Initial Issuance Date.

I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.

Executed on the 15th of September, 2006.

/s/ Anita Larson
Signature of authorized officer